Exhibit 3.1

Registration No. 202504557 The Companies Act 1981 CERTIFICATE OF INCORPORATION I hereby in accordance with the provisions of section 14 of the Companies Act 1981 , issue this Certificate of Incorporation and do certify that on the 7th day of March 2025 Kyivstar Group Ltd. was registered under the provisions of the said section and that the status of the said Company is that of an Exempted Company. Kenneth Joaquin Registrar of Companies 7th day of March 2025

Memorandum of Association

The Companies Act 1981

Section 7(1) and (2)

Kyivstar Group Ltd. (202504557)

Filing Date	07-Mar-2025 12:12:22

General details

Type of company	Exempted

Company Name	Kyivstar Group Ltd.

Entity type	Company Limited By Shares

Objects and provisions

The objects for which the Company is formed and incorporated are unrestricted only	Yes

Provisions regarding the powers of the Company	The Company shall have the capacity, rights, powers and privileges of a natural person and may do all such things as are incidental or conducive to the attainment of its objects and: (i) pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are at the option of the holder, liable to be redeemed; (ii) pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and (iii) pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Subscribers

Subscriber 1

Entity Name	M Q SERVICES LTD.

Registration Number	17410

Has Bermudian status	Yes

Number of shares	1

Shareholdings

Currency	USD - United States Dollar

Authorised share capital	2,000,000.00

Declarations

The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.	Yes

The subscribers listed in this application respectively agreed to take such number of shares of the Company as may be allotted to them respectively by the provisional directors of the Company, not exceeding the number of shares for which they have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to them respectively.	Yes

Submitted By	M Q SERVICES LTD. CHANDRA CHIRRI MUNGAL BERMUDA, 31 VICTORIA STREET, 1ST FLOOR, HAMILTON, PEMBROKE, HM10

Filing Documents

●	Memorandum of Association

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